                                                                    EXHIBIT 99.2



WESTERNGECO
COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

WESTERNGECO
INDEX
DECEMBER 31, 2003, 2002 AND 2001
-------------------------------------------------------------------------------


                                                                    PAGE(S)
                                                                    -------

REPORT OF INDEPENDENT AUDITORS...........................................1

COMBINED FINANCIAL STATEMENTS

Balance Sheets...........................................................2

Statements of Operations and Comprehensive Income........................3

Statements of Owners' Net Investment.....................................4

Statements of Cash Flows.................................................5

Notes to Financial Statements.........................................6-22

                       REPORT OF INDEPENDENT AUDITORS



To the Shareholders Representatives Committee and Owners of
WesternGeco



In our opinion, the accompanying combined balance sheets and the related combined statements of operations and comprehensive income, of owners' net investment and of cash flows present fairly, in all material respects, the financial position of WesternGeco (the "Venture") at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Venture's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the combined financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 10 and Note 12 to the combined financial statements, the Venture has significant transactions with related parties.


PricewaterhouseCoopers LLP

Houston, Texas
March 1, 2004

WESTERNGECO
COMBINED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
-------------------------------------------------------------------------------

(in thousands of dollars)                                                   2003                      2002
                                                                         ----------                ----------
ASSETS
Current assets
  Cash                                                                   $   15,797                $    9,399
  Short-term investments                                                    207,840                   269,183
  Trade receivables, less allowance for doubtful accounts
    (2003 - $6,815; 2002 - $16,259)                                         247,448                   269,119
  Receivables from affiliates                                                22,057                     9,149
  Inventories                                                                20,238                    21,261
  Prepaid expenses and other current assets                                  93,065                   104,491
                                                                         ----------                ----------
    Total current assets                                                    606,445                   682,602

Multiclient library, net                                                    505,785                 1,018,483
Property, plant and equipment, net                                          497,559                   599,556
Deferred taxes on income                                                     32,348                    26,731
Goodwill, net                                                               228,510                   228,510
Other intangible assets, net                                                 33,059                    37,948
Other assets                                                                  5,183                    10,866
                                                                         ----------                ----------
    Total assets                                                         $1,908,889                $2,604,696
                                                                         ==========                ==========

LIABILITIES AND OWNERS' NET INVESTMENT
Current liabilities
  Accounts payable and accrued liabilities                               $  371,396                $  464,852
  Payables to affiliates                                                     33,180                    35,479
  Income taxes payable                                                       10,086                    15,376
  Short-term loans                                                           93,391                   188,813
                                                                         ----------                ----------
    Total current liabilities                                               508,053                   704,520
Long-term debt                                                              119,040                   131,829
Employee benefits                                                            32,266                    17,793
Other noncurrent liabilities                                                 19,189                    10,264
                                                                         ----------                ----------
    Total liabilities                                                       678,548                   864,406
Commitments and contingencies (Note 9)
Minority interest                                                             1,014                     1,152
Owners' net investment                                                    1,229,327                 1,739,138
                                                                         ----------                ----------
    Total liabilities and owners' net investment                         $1,908,889                $2,604,696
                                                                         ==========                ==========


                 The accompanying notes are an integral part of
                      these combined financial statements.

WESTERNGECO
COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
-------------------------------------------------------------------------------


(in thousands of dollars)                                            2003                  2002                  2001
                                                                 -----------           -----------           -----------
REVENUE
Contract service revenue                                         $   831,533           $ 1,063,845           $ 1,047,496
Multiclient license revenue                                          351,459               412,193               653,583
                                                                 -----------           -----------           -----------
    Total revenue                                                  1,182,992             1,476,038             1,701,079
                                                                 -----------           -----------           -----------
OPERATING EXPENSES
Costs and expenses                                                   831,023             1,112,689             1,020,598
Multiclient amortization                                             263,375               171,083               312,370
Research and engineering                                              51,919                67,957                63,018
Selling, general and administrative                                   55,353                65,306                53,468
Asset impairments and restructure charges                            459,586               305,373                83,812
Other expense and (income), net                                       10,941                 6,051                  (738)
                                                                 -----------           -----------           -----------
                                                                   1,672,197             1,728,459             1,532,528
                                                                 -----------           -----------           -----------
Income (loss) before taxes and minority interest                    (489,205)             (252,421)              168,551
Income tax expense                                                    17,025                23,089                24,879
                                                                 -----------           -----------           -----------
Income (loss) before minority interest                              (506,230)             (275,510)              143,672
Minority interest                                                        138                   361                 6,370
                                                                 -----------           -----------           -----------
Net (loss) income                                                   (506,092)             (275,149)              150,042
                                                                 -----------           -----------           -----------
OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX OF $0
Translation adjustments                                               (1,740)                2,227                (2,511)
Unrealized (loss) gain on foreign currency hedges                     (3,790)                3,829                   (45)
                                                                 -----------           -----------           -----------
    Total other comprehensive (loss)
      income, net of tax                                              (5,530)                6,056                (2,556)
                                                                 -----------           -----------           -----------
Comprehensive (loss) income                                      $  (511,622)          $  (269,093)          $   147,486
                                                                 ===========           ===========           ===========


                 The accompanying notes are an integral part
                   of these combined financial statements.

WESTERNGECO
COMBINED STATEMENTS OF OWNERS' NET INVESTMENT
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
-------------------------------------------------------------------------------

                                                                  SCHLUMBERGER       BAKER HUGHES
(in thousands of dollars)                                            LIMITED         INCORPORATED           TOTAL
                                                                  ------------       ------------        -----------
BALANCES AT DECEMBER 31, 2000                                      $ 1,302,522        $   558,223        $ 1,860,745

Other comprehensive loss                                                (1,789)              (767)            (2,556)
Net income                                                             105,029             45,013            150,042
                                                                  ------------       ------------        -----------
BALANCES AT DECEMBER 31, 2001                                        1,405,762            602,469          2,008,231

Other comprehensive income                                               4,239              1,817              6,056
Net loss                                                              (192,604)           (82,545)          (275,149)
                                                                  ------------       ------------        -----------
BALANCES AT DECEMBER 31, 2002                                        1,217,397            521,741          1,739,138

Capital contribution - cash                                                 52                 23                 75
Capital contribution - employee compensation                             1,736                 --              1,736
Other comprehensive loss                                                (3,871)            (1,659)            (5,530)
Net loss                                                              (354,785)          (151,307)          (506,092)
                                                                  ------------       ------------        -----------
BALANCES AT DECEMBER 31, 2003                                      $   860,529        $   368,798        $ 1,229,327
                                                                   ===========        ===========        ===========


                  The accompanying notes are an integral part
                    of these combined financial statements.

WESTERNGECO
COMBINED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
-------------------------------------------------------------------------------

(in thousands of dollars)                                                          2003                 2002                 2001
                                                                                ---------            ---------            ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income                                                               $(506,092)           $(275,149)           $ 150,042
Adjustments to reconcile net loss to net cash provided
  by operating activities
  Depreciation and amortization                                                   179,954              216,328              174,166
  Amortization of multiclient library                                             263,375              171,083              312,370
  Asset impairments                                                               456,590              207,543               83,812
  Noncash employee compensation                                                     1,736                   --                   --
  Deferred tax benefit                                                             (5,617)             (10,371)              (1,658)
  Minority interest                                                                  (138)                (361)              (6,370)
Change in operating assets and liabilities
  Decrease (increase) in receivables                                               21,671              204,911             (260,872)
  (Increase) decrease in receivables from affiliates                              (12,908)                 (11)              91,620
  Decrease (increase) in inventories                                                1,023               (2,744)              11,202
  (Increase) decrease in prepaid expenses and other
    current assets                                                                (56,827)             177,614             (193,384)
  (Decrease) increase in accounts payable and accrued
    liabilities                                                                    (6,903)            (152,499)             217,307
  Decrease in payables to affiliates                                               (2,299)             (69,079)             (49,101)
  (Decrease) increase in income taxes payable                                     (14,414)              11,631               11,352
Other - net                                                                        33,586               11,222               (5,339)
                                                                                ---------            ---------            ---------
    Net cash provided by operating activities                                     352,737              490,118              535,147
                                                                                ---------            ---------            ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets                                                        (149,899)            (170,021)            (313,838)
Investment in multiclient library                                                (149,767)            (344,705)            (458,188)
Sales of fixed assets                                                               8,331               69,689               28,821
Decrease (increase) in short term investments                                      61,343              (63,918)              11,085
                                                                                ---------            ---------            ---------
    Net cash used in investing activities                                        (229,992)            (508,955)            (732,120)
                                                                                ---------            ---------            ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt                                               --               69,841              106,631
Payments of long-term debt                                                        (21,000)             (78,389)                  --
Net change in short-term debt                                                     (95,422)               1,252              106,978
Capital contribution                                                                   75                   --                   --
                                                                                ---------            ---------            ---------
    Net cash (used in) provided by financing activities                          (116,347)              (7,296)             213,609
                                                                                ---------            ---------            ---------
    Net increase (decrease) in cash                                                 6,398              (26,133)              16,636

CASH
Beginning of period                                                                 9,399               35,532               18,896
                                                                                ---------            ---------            ---------
End of period                                                                   $  15,797            $   9,399            $  35,532
                                                                                =========            =========            =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for
  Interest                                                                      $   8,645            $   9,992            $   9,603
  Income taxes                                                                     25,905               27,996               20,774

                  The accompanying notes are an integral part
                    of these combined financial statements.

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)


1.    BUSINESS AND ORGANIZATION

      WesternGeco is comprised of WesternGeco LLC, a Delaware limited liability company, WesternGeco Ltd., a United Kingdom limited liability company, WesternGeco Seismic Holdings ("B.V.I.") Ltd., a British Virgin Islands company, WesternGeco B.V., a Netherlands company, and WesternGeco Canada, a Canadian partnership, together with their respective subsidiaries (collectively, "WesternGeco" or the "Venture").

      WesternGeco was formed on December 1, 2000, with the contribution by Schlumberger Limited ("Schlumberger") and Baker Hughes Incorporated ("BHI") of their seismic operations. Concurrently, Schlumberger paid $500,000 to BHI in exchange for a 70 percent interest in the Venture. WesternGeco Canada was formed on November 1, 2003, with a $75 cash contribution by Schlumberger and BHI. The five entities that comprise WesternGeco are each 70 percent owned by Schlumberger and affiliated companies and 30 percent owned by BHI and affiliated companies (collectively, the "Owners"). Specific terms and conditions of the venture are included, or referred to, in a Master Formation Agreement dated September 6, 2000.

      WesternGeco provides comprehensive worldwide reservoir imaging, monitoring, and development services, with extensive seismic crews and data processing centers, as well as having a multiclient seismic library available for licensing. Services range from 2D, 3D and time-lapse (4D) seismic surveys to multicomponent surveys for delineating prospects and reservoir management.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

      The combined financial statements include accounts of the Venture and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

      Individual assets and liabilities initially contributed to the Venture by Schlumberger, including goodwill contributed to the Venture from previous transactions, were recorded using their respective historical carrying values at the date of contribution. Individual assets and liabilities contributed to the Venture by BHI were recorded using their respective fair values at the date of contribution. The excess of purchase price over the estimated fair value of the net assets at contribution was $126,000, which has been recorded as goodwill and was being amortized over 15 years prior to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142") in 2002.

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      TRANSLATION OF FOREIGN CURRENCIES

      The Venture's foreign subsidiaries predominately have the U.S. dollar designated as their functional currency. Financial statements of these foreign subsidiaries are remeasured to U.S. dollars for consolidation purposes using current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets and related elements of expense. Revenue and other expense elements are remeasured at rates that approximate the rates in effect on the transaction dates. Remeasurement gains and losses are included in the Venture's combined statement of operations. Certain foreign subsidiaries designate the local currency as their functional currency and the related cumulative translation adjustments are included as a component of accumulated other comprehensive income.

      DERIVATIVE FINANCIAL INSTRUMENTS

      Derivative financial instruments are recognized at fair value. The Venture uses derivative financial instruments, such as foreign currency forward contracts, to mitigate the impact of changes in foreign currency exchange rates. The accounting for realized and unrealized gains and losses from derivative financial instruments depends upon the intended use of the derivative and the resulting designation. For derivative financial instruments designated as cash flow hedges, gains and losses, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings in other income and expense, net. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings in other expense and income, net. At December 31, 2003, no contracts designated as cash flow hedges were outstanding. At December 31, 2002, contracts with a notional value of $22,572 were outstanding for the Norwegian kroner and U.K. pound. At December 31, 2003 and 2002, $0 and $2,417 were deferred in accumulated other comprehensive income, respectively. For derivative financial instruments entered to offset the change in foreign currency exchange rates related to the future settlement of assets and liabilities denominated in other than the functional currency, gains and losses are recognized when the currency exchange rates fluctuate, resulting in an offset to the currency gains or losses on those foreign currency denominated assets or liabilities. At December 31, 2003, contracts with a notional value of $128,617 were outstanding for the U.K. pound, Norwegian kroner, Euro, Singapore dollar and Japanese yen. At December 31, 2002, contracts with a notional value of $118,895 were outstanding for the U.K. pound, Norwegian kroner, Australian dollar and Swedish krona.

      At December 31, 2003 and 2002, $3,991 and $5,829, respectively, was included in other assets relating to derivate financial instruments.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The reported amounts of financial instruments such as cash, short-term investments, receivables and accounts payable approximate fair value because of their short maturities. The reported amounts of debt approximate fair values because of their variable interest rates.

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      RISKS AND UNCERTAINTIES

      Since the Venture operates in many countries, the business is subject to varying degrees of risk and uncertainty. The Venture insures its business and assets against insurable risks in a manner that it deems appropriate. Because of its diversity, the Venture believes that the risk of loss from uninsured events in any one country would not have a material, adverse effect on its operations as a whole. Additionally, management believes there is no material concentration of risk within any single customer or supplier, or small group of customers or suppliers, whose failure or nonperformance would materially affect the Venture's financial position. For the year ended December 31, 2003, revenue from one customer accounted for 12 percent of total revenue. For the years ended December 31, 2002 and 2001, no customer accounted for more than 10 percent of total revenue. At December 31, 2003, the Company had receivables outstanding from two customers that comprised 13 percent and 10 percent of total trade receivables, respectively. At December 31, 2002, no customer had an outstanding balance greater than 10 percent of total trade receivables.

      REVENUE RECOGNITION

      Revenues from contract services performed on a dayrate basis are recognized as the service is performed. Revenues from other contract services are recognized as the seismic data is acquired or processed. Multiclient data surveys are licensed to customers on a nontransferable basis. Revenues on completed multiclient data surveys are recognized upon obtaining a signed license agreement and providing customers access to such data. Revenues on in-process multiclient data surveys are recognized after obtaining a signed licensing agreement as the seismic data is acquired and processed, similar to other contract services.

      RESEARCH AND ENGINEERING COSTS

      Research and engineering costs are expensed as incurred.

      CASH

      Cash includes cash on hand and demand deposits with banks.

      SHORT-TERM INVESTMENTS

      Short-term investments are held to maturity and stated at cost plus accrued interest, which approximates market value, and comprise primarily certificates of deposit and time deposits. Short-term investments include certain time deposits that are held through an affiliate in the amounts of $119,544 and $174,984 at December 31, 2003 and 2002, respectively.

      INVENTORIES

      Inventories consist of parts and raw materials and are stated at the lower of cost or market, cost being determined on the average cost basis.

      MULTICLIENT LIBRARY

      The multiclient library consists of completed and in-process seismic surveys that are licensed on a nonexclusive basis. All capitalizable costs associated with acquiring and processing the data are capitalized into the multiclient library. Costs capitalized during the years ended December 31, 2003, 2002 and 2001, were $149,767, $344,705 and $458,188, respectively.
      Such costs are charged to multiclient amortization based on the percentage of the total costs to estimated total revenue that the Venture expects to receive from multiclient surveys. Additionally, each survey is amortized over a maximum of 4 years. No individual survey carries a net book value above the straight-line amortized value.

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      The carrying value of the multiclient library is periodically reviewed to determine whether there has been a permanent impairment of value. Adjustments to the value are recorded when it is determined that estimated sales would not be sufficient to recover the carrying value of the asset (Note 3).

      PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which are as follows:

                                                                                  YEARS
                                                                                  -----
      Buildings and improvements                                                  5 - 50
      Field technical and drilling equipment                                      3 - 15
      Vessels                                                                    12 - 18
      Other equipment                                                             2 - 15
      Furniture, fixtures and office equipment                                    5 - 12

      Maintenance and repairs are charged to operating expenses as incurred.

      TAXES ON INCOME

      The Venture accounts for income taxes using the asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities. The income tax provision and related accounts in the accompanying combined financial statements are primarily related to operations outside the United States ("U.S."). The Owners or their affiliates are directly responsible for U.S. income taxes on WesternGeco LLC earnings and Canadian income taxes on WesternGeco Canada earnings. Therefore, no such taxes are provided on the U.S. earnings of WesternGeco LLC and the Canadian earnings of WesternGeco Canada in the combined financial statements. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a deferred tax asset will not be realized by the Venture.

      GOODWILL

      The excess purchase price over the fair value of assets acquired is recorded as goodwill. Beginning in 2002 with the adoption of SFAS No. 142, goodwill is no longer amortized, but is tested for impairment annually and when an event occurs or circumstances change that would cause the fair value of a reporting unit to be below its carrying amount. Prior to 2002, goodwill was amortized using the straight-line method over its estimated period of benefit of 15-25 years. Accumulated amortization was $9,896 at December 31, 2003 and 2002.

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      The proforma effect of implementing SFAS No. 142 is as follows:

      (in thousands of dollars)                                     DECEMBER 31,
                                                                        2001
                                                                    ------------
      Net income as reported                                         $  150,042
      Goodwill amortization                                               8,801
                                                                     ----------
      Pro forma net income                                           $  158,843
                                                                     ==========

      OTHER INTANGIBLE ASSETS

      Other intangible assets, which are stated at cost less accumulated amortization, consist primarily of purchased software. The purchased software is amortized over 15 years, which is the expected useful life. Other intangible assets are amortized over 5 to 20 years. Accumulated amortization was $16,010, $9,806 and $3,946 at December 31, 2003, 2002 and
      2001, respectively. Amortization expense for the years ended December 31, 2003, 2002 and 2001 was $6,204, $5,860 and $6,085, respectively.
      Amortization expense for the next five years is estimated to be:

      (in thousands of dollars)
      2004                                                           $    4,302
      2005                                                                3,732
      2006                                                                3,028
      2007                                                                2,466
      2008                                                                2,466

      IMPAIRMENT OF LONG LIVED ASSETS

      In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"), the Venture assesses potential impairments of long-lived assets and identifiable intangible assets when there is evidence that events or changes in circumstances may have made recovery of an asset's carrying value uncertain. For assets held and used, an impairment loss is recognized when the sum of the expected, future undiscounted net cash flow is less than the carrying amount of the asset.

      MOBILIZATION COSTS

      Transportation and other expenses incurred prior to commencement of seismic operations where a customer contract already exists are deferred and amortized over the term of the related contract. Transportation or other expenses incurred prior to commencement of seismic operations for a multiclient project are capitalized as a part of the multiclient library. Expenses incurred to relocate seismic units not under contract are expensed as incurred.

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      RECENT ACCOUNTING PRONOUNCEMENTS

      In July 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 146, Accounting for Exit or Disposal Activities ("Statement No. 146"). Statement No. 146 addresses issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities. The scope of Statement No. 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. Statement No. 146 was effective for exit or disposal activities that were initiated after December 31, 2002. The Company adopted Statement No. 146 effective January 1, 2003, with no impact upon its financial position or results of operations.

      In December 2003, the FASB issued Statement of Financial Accounting Standards No. 132 (revised 2003) Employers' Disclosures About Pensions and Other Postretirement Benefits ("Statement No. 132R"). Statement No. 132R requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The Venture adopted Statement No. 132R for the year ended December 31, 2003.

      In January 2004, the FASB issued FSP No. FAS 106-1 (Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003). The statement permits the deferral of accounting related to the effects of the legislation until the earlier of issuance of final accounting guidance by the FASB or a significant plan amendment/curtailment event requiring remeasurement, occurring after January 31, 2004. The Venture is assessing the impact of the new legislation upon future postretirement medical costs.

      RECLASSIFICATIONS

      Certain prior year amounts have been reclassified to conform to current year presentation.

3.    ASSET IMPAIRMENTS AND RESTRUCTURE CHARGES

      During the years ended December 31, 2003, 2002 and 2001, the Company recognized asset impairments and restructuring charges as follows:

                                               2003         2002         2001
                                           ----------   ----------   ----------
      Multiclient impairment               $  399,090   $  184,091   $   50,393
      Asset impairment                         57,500       23,452       33,419
      Employee separation costs                 2,996       42,017           --
      Other exit costs                             --       55,813           --
                                           ----------   ----------   ----------
                                           $  459,586   $  305,373   $   83,812
                                           ==========   ==========   ==========

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      During the year ended December 31, 2002, the Venture's management approved a restructuring plan to reduce infrastructure and overhead, remove several marine vessels from service, cease all U.S. land acquisition activity and writedown certain assets. Employee separation costs were for approximately 1,700 employees, impacting the majority of business functions, job classes and geographic regions. Employee separation benefits included severance, medical and other benefits. Other exit costs consisted of vessel stacking, de-rigging costs, lease cancellation and other costs primarily related to the removal from service of nine vessels and all U.S. land crews. The activity related to the restructure action is as follows:

                                                BALANCE              2002                               BALANCE
                                              DECEMBER 31,        CHARGES TO                          DECEMBER 31,
                                                  2001              EXPENSE        EXPENDITURES           2002
                                              ------------        ----------       ------------       ------------
      Employee separation costs                 $      --          $  42,017        $ (17,438)          $  24,579
      Other exit costs                                 --             55,813          (14,911)             40,902
                                                ---------          ---------        ---------           ---------
                                                $      --          $  97,830        $ (32,349)          $  65,481
                                                =========          =========        =========           =========

                                                BALANCE              2003                               BALANCE
                                              DECEMBER 31,        CHARGES TO                          DECEMBER 31,
                                                  2002              EXPENSE        EXPENDITURES           2003
                                              ------------        ----------       ------------       ------------
      Employee separation costs                 $  24,579          $  11,552        $ (33,627)          $   2,504
      Other exit costs                             40,902             (8,556)         (32,346)                 --
                                                ---------          ---------        ---------           ---------
                                                   65,481          $   2,996        $ (65,973)          $   2,504
                                                =========          =========        =========           =========

      During the year ended December 31, 2003, the Venture recorded an additional charge of $9,552 related to the restructure action for employee separation costs. The charge related to 730 additional employees that were separated. Additionally, the Venture recorded employee separation costs of $2,000 during the year ended December 31, 2003, relating to 80 employees separated for a reduction of data processing operations and overhead expenses.

4.    UNBILLED TRADE RECEIVABLES

      Unbilled amounts of approximately $76,043 and $59,526 are included in trade receivables at December 31, 2003 and 2002, respectively. Such amounts generally will be billed to the customers in one to three months in accordance with the provisions of the related contracts.

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

5.    PROPERTY, PLANT AND EQUIPMENT

      The components of property, plant and equipment are summarized as follows at December 31, 2003 and 2002:

      (in thousands of dollars)                          2003            2002
                                                     -----------     -----------
      Land                                           $       600     $       823
      Buildings and improvements                          57,052          45,049
      Field technical and drilling equipment             979,828       1,024,316
      Vessels                                            336,262         376,945
      Furniture, fixtures and office equipment            40,416          35,932
      Other equipment                                    110,865         115,761
      Construction in progress                            48,861          62,900
                                                     -----------     -----------
                                                       1,573,884       1,661,726

      Accumulated depreciation                         1,076,325       1,062,170
                                                     -----------     -----------
          Property, plant and equipment, net         $   497,559     $   599,556
                                                     ===========     ===========

      Depreciation expense, including amounts capitalized into the multiclient library, totaled $175,065, $210,468 and $162,609 for the years ended December 31, 2003, 2002 and 2001, respectively. No interest was capitalized during the periods presented.

6.    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

      At December 31, 2003 and 2002, accounts payable and accrued liabilities consisted of the following:

      (in thousands of dollars)                          2003            2002
                                                     -----------     -----------
      Trade payables                                 $   124,666     $   174,103
      Payroll, vacation and employee benefits             74,244          70,899
      Taxes, other than income                            10,872          22,477
      Deferred revenue                                    48,299          27,093
      Restructure reserves                                 2,504          65,481
      Multiclient commissions and brokerages              22,488          22,176
      Other                                               88,323          82,623
                                                     -----------     -----------
                                                     $   371,396     $   464,852
                                                     ===========     ===========

7.    DEBT

      Based on working capital requirements, the Venture draws short-term loans with various international banks.

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      Short-term loans were $93,391 and $188,813 as of December 31, 2003 and 2002, respectively. The debt is primarily in U.S. dollars, at interest rates based on specified margins over selected interbank offering rates. The weighted-average interest rate of the short-term loans outstanding at December 31, 2003 and 2002, was 1.6 percent and 1.9 percent, respectively.

      A summary of long-term debt by currency follows:

      (in thousands of dollars)                           2003           2002
                                                       ----------     ----------
      U.K. pound                                       $   78,153     $   70,400
      U.S. dollar                                          29,000         50,000
      Norwegian kroner                                     11,887         11,429
                                                       ----------     ----------
                                                       $  119,040     $  131,829
                                                       ==========     ==========

      The majority of the long-term debt is at variable interest rates available from revolving credit agreements with a syndicate of banks. The weighted-average interest rate of the long-term debt outstanding at December 31, 2003 and 2002, was 3.9 percent and 3.3 percent, respectively. Such rates are reset every three months or sooner. The carrying value of long-term debt on December 31, 2003 and 2002, approximates the aggregate fair market value.

      The above facilities were arranged through the Schlumberger treasury group. All long-term debt at December 31, 2003, is due after 2008.

8.    INCOME TAXES

      Income before taxes and minority interest for the years ended December 31 was as follows:

      (in thousands of dollars)           2003           2002           2001
                                       ----------     ----------     ----------
      United States                    $ (309,950)    $   67,378     $  200,740
      Foreign                            (179,255)      (319,799)       (32,189)
                                       ----------     ----------     ----------
                                       $ (489,205)    $ (252,421)    $  168,551
                                       ==========     ==========     ==========

      The components of income tax expense for the years ended December 31, are presented in the table below. All amounts are attributable to foreign operations.

      (in thousands of dollars)           2003           2002           2001
                                       ----------     ----------     ----------
      Current provision                $   22,642     $   33,460     $   26,537
      Deferred benefit                     (5,617)       (10,371)        (1,658)
                                       ----------     ----------     ----------
          Total provision              $   17,025     $   23,089     $   24,879
                                       ==========     ==========     ==========

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      The difference between the U.S. federal statutory income tax rate of 35 percent and the Venture's effective tax rate for the years ended December 31 was as follows:

      (in thousands of dollars)                                 2003             2002             2001
                                                             ----------       ----------       ----------
      Computed tax provision at the applicable
      statutory income tax rate                              $ (171,222)      $  (88,347)      $   58,993
      Foreign operations                                         79,764          135,018           36,145
      Tax effect of U.S. results benefited by/
        (taxable to) the Owners                                 108,483          (23,582)         (70,259)
                                                             ----------       ----------       ----------
          Income tax expense                                 $   17,025       $   23,089       $   24,879
                                                             ==========       ==========       ==========
          Total effective tax rate                                 (3.5)%           (9.1)%           14.8%
                                                             ==========       ==========       ==========

      The impact of foreign operations upon the effective tax rate is due to taxes paid by the Venture in certain foreign jurisdictions on a deemed profit basis, income/losses in jurisdictions with tax rates different from the U.S. statutory income tax rate and unbenefitted foreign losses of the Venture.

      The tax effects of temporary differences and carryforwards that give rise to deferred tax assets as of December 31 consisted of the following:

      (in thousands of dollars)                                                      2003         2002
                                                                                  ---------     ---------
      Net operating loss carryforwards                                            $  13,919     $   8,733
      Property, plant and equipment                                                  14,248        12,221
      Other                                                                           4,181         5,777
                                                                                  ---------     ---------
          Deferred tax asset                                                      $  32,348     $  26,731
                                                                                  =========     =========

      The net operating loss carryforwards and property, plant and equipment temporary differences recognized by the Company are in the United Kingdom. The net operating loss carryforwards have an indefinite carryforward period.

9.    COMMITMENTS AND CONTINGENCIES

      Rent expense for the years ended December 31, 2003, 2002 and 2001, was $68,391, $83,341 and $96,771, respectively. Rent expense on facilities leased from BHI for the years ended December 31, 2003, 2002 and 2001, was $6,845, $6,631 and $6,969, respectively (Note 10).

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      Commitments for future minimum rental payments under noncancelable leases are:

      (in thousands of dollars)
      2004                                                            $   53,720
      2005                                                                30,338
      2006                                                                24,172
      2007                                                                20,932
      2008                                                                12,661
      Thereafter                                                          23,332

      Rental payments to be made to BHI included in the above table are:

      (in thousands of dollars)
      2004                                                             $   5,482
      2005                                                                 6,473
      2006                                                                 5,598
      2007                                                                 8,150
      2008                                                                 7,122
      Thereafter                                                          16,325

      Future minimum rental payments guaranteed by Schlumberger are:

      (in thousands of dollars)
      2004                                                             $   4,404
      2005                                                                 4,404
      2006                                                                 4,404
      2007                                                                 4,625
      2008                                                                 2,313
      Thereafter                                                              --

      In the course of its business affairs and operations, the Venture is subject to possible loss contingencies arising from local laws and regulations. Additionally, the Venture is subject to certain litigation matters arising from the normal course of business. Management has recorded a reserve for these matters to the extent management has concluded these matters are probable and can be reasonably estimated. In the opinion of management, there are no other matters which could have a material adverse effect on the financial position, results of operations or cash flows of the Venture.

      The Department of Commerce, Department of the Navy and Department of Justice (the "U.S. Agencies") are investigating compliance with certain export licenses first issued to Western Geophysical in 1994 for export of seismic equipment to the People's Republic of China. BHI acquired Western Geophysical in August 1998 and subsequently transferred the related assets to the

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      Venture in December 2000. Under the master formation agreement, BHI indemnifies the Venture for this matter. The Venture is cooperating fully with the U.S. Agencies and with BHI.

10.   RELATED PARTY TRANSACTIONS

      The combined financial statements include costs for certain functions and services such as treasury services, information technology services, rent and other corporate and infrastructure costs performed or incurred by Schlumberger's centralized organizations and directly charged to the Venture based on usage. These allocations, which are based on the assumptions that Schlumberger's and the Venture's management believes are reasonable under the circumstances, resulted in charges of $28,354, $26,279 and $21,375 for 2003, 2002 and 2001, respectively.

      The Venture leases certain properties from BHI. Payments made under the lease during the years ended December 31, 2003, 2002 and 2001, were $4,992, $5,503 and $4,592, respectively. Additionally, certain of the Venture's leases are guaranteed by Schlumberger.

      The payables to affiliates balance includes amounts due to Schlumberger affiliates relating to asset purchases and direct operating costs.

      During the years ended December 31, 2003, 2002 and 2001, Schlumberger granted options to purchase common stock to Venture employees and issued common shares to Venture employees under a direct stock purchase program (Note 12).

      Certain of the Venture's excess cash funds are held by an affiliated entity and are included in the combined balance sheet as short-term investments. The balances held by the affiliate on behalf of the Venture at December 31, 2003 and 2002, were $119,544 and $174,984, respectively.

      The combined financial statements also include interest expense of $235, $1,202 and $1,010 associated with debt payable to associated companies and interest income of $1,352, $1,642 and $2,950 associated with receivables from associated companies for the years ended December 31, 2003, 2002 and 2001, respectively.

11.   PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

      The Venture sponsors a defined benefit pension plan and a postretirement plan in the United States while Schlumberger sponsors a defined benefit pension plan in the United Kingdom (U.K.) that covers Venture employees. The benefits associated with these benefit plans are based on years of service with the Venture combined with years of service with either Schlumberger or BHI affiliates and compensation on a career-average pay basis. Charges to expense are based upon costs of the plans, as computed by independent actuaries. In addition, the Venture has statutory pension plans in various other foreign countries. The Venture's total pension expense was $16,206, $14,844 and $7,186 for 2003, 2002 and 2001,
      respectively.

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      U.S. PENSION PLAN

      The components of net periodic benefit cost for the years ended December 31 are as follows:

      (in thousands of dollars)                                2003           2002          2001
                                                             ---------      ---------     ---------
      Service cost - benefits earned during the period       $   6,817      $   6,446     $   1,358
      Interest cost on projected benefit obligation                453             99            --
      Expected return on plan assets                              (274)            --            --
                                                             ---------      ---------     ---------
          Net periodic benefit cost                          $   6,996      $   6,545     $   1,358
                                                             =========      =========     =========

      The following assumptions were used in determining the Venture's U.S. Pension Plan expense:

                                                                  2003           2002          2001
                                                                 ------         ------        ------
      Discount rate                                               6.75%          7.25%         7.50%
      Rate of compensation increase                               3.00           3.00          4.50
      Rate of return on plan assets                               8.50             --            --

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      The plan's funded status at December 31, 2003 and 2002, was as follows (based on valuations as of December 31):

      (in thousands of dollars)                            2003            2002
                                                        ----------      ----------
      CHANGE IN BENEFIT OBLIGATION
      Benefit obligation at beginning of year           $    8,611      $    1,358
      Service cost                                           6,817           6,446
      Contributions paid by participants                        --              --
      Interest cost                                            453              99
      Actuarial (gain) loss                                    923             708
      Benefits paid                                         (2,374)             --
                                                        ----------      ----------
      Benefit obligation at end of year                 $   14,430      $    8,611
                                                        ==========      ==========
      CHANGE IN PLAN ASSETS
      Fair value of plan assets at beginning of year    $       --      $       --
      Actual return on plan assets                             383              --
      Employer contributions                                 9,883              --
      Contributions paid by participants                        --              --
      Benefits paid                                         (2,374)             --
                                                        ----------      ----------
      Fair value of plan assets at end of year          $    7,892      $       --
                                                        ==========      ==========
      Funded status of plan                             $   (6,538)     $   (8,611)
      Unrecognized actuarial loss                            1,521             708
                                                        ----------      ----------
      Net amount recognized                             $   (5,017)     $   (7,903)
                                                        ==========      ==========
      AMOUNTS RECOGNIZED IN THE CONSOLIDATED
        BALANCE SHEET
      Accrued benefit liability                         $   (5,017)     $   (7,903)
      Accumulated other comprehensive income                    --              --
                                                        ----------      ----------
      Net amount recognized                             $   (5,017)     $   (7,903)
                                                        ==========      ==========

      The following assumptions were used in determining the Venture's U.S. Pension Plan obligation:

                                                            2003            2002
                                                         ----------      ----------
      Discount rate                                         6.25%           6.75%
      Rate of compensation increase                         3.00            3.00
      Rate of return on plan assets                         8.50              --

      The Venture expects to contribute $4,514 to the plan in 2004.

      Plan assets are included within the Schlumberger Pension Trust. The assets of the Schlumberger Pension Trust are invested as follows:

      Equity Based Funds                                                63%
      Fixed Income Based Funds                                          33
      Other                                                              4

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      The asset allocation objectives are to diversify the portfolio among several asset classes to reduce volatility while maintaining an asset mix that provides the highest rate of return consistent with an acceptable level of risk. The investment strategies include a rebalancing of the asset mix as necessary to the previously defined levels and reassessing funding levels and asset allocation strategy at least annually.

      The expected long-term rate of return on assets is 8.5%. This assumption represents the rate of return on plan assets reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The assumption has been determined by reflecting expectations regarding future rates of return for the portfolio considering the asset distribution and related historical rates of return. The appropriateness of the assumption is reviewed at least annually.

      U.K. PENSION PLAN

      Schlumberger sponsors a pension plan in the United Kingdom which covers certain WesternGeco employees. Charges to expense recognized by the Venture of $4,243, $2,459 and $4,721 for the years ended December 31, 2003, 2002 and 2001, are based upon the costs of the plan, in total, and are allocated to the Venture by Schlumberger. For purposes of determining Schlumberger's U.K. pension expense, the following assumptions were used:

                                              2003            2002            2001
                                              ----            ----            ----
      Discount rate                           5.70%           5.75%           6.00%
      Rate of compensation increase           3.75            4.00            4.00
      Rate of return on plan assets           8.50            9.00            9.00

      U.S. POSTRETIREMENT PLAN

      The components of net periodic benefit cost for the years ended December 31 were as follows:

      (in thousands of dollars)                2003           2002          2001
                                              -------        -------       -------
      Service cost - benefits earned
        during the period                     $ 3,613        $ 3,461       $   585
      Interest cost                             4,359          3,784           440
      Expected return on plan assets               --             --            --
      Gain recognized                              --             --           (25)
      Prior service cost recognized             4,008          4,008            (5)
                                              -------        -------       -------
                                              $11,980        $11,253       $   995
                                              =======        =======       =======

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      The following assumptions were used in determining the Venture's U.S. Postretirement Plan expense:

                                           2003             2002           2001
                                       ------------     ------------   ------------
      Discount rate                       6.75 %           7.25 %         7.50 %
      Mortality                         1994 GAM         1994 GAM       1983 GAM
      Rate of compensation increase       3.00             3.00           4.50
      Medical trend rates              Varies based     Varies based   Varies based
                                        on age and       on age and     on age and
                                          year             year           year

      The plan's funded status at December 31 was as follows (based on valuations as of December 31):


      (in thousands of dollars)                          2003                2002
                                                       --------            --------
      CHANGE IN BENEFIT OBLIGATION
      Benefit obligation at beginning of year          $ 59,952            $  1,412
      Service cost                                        3,613               3,461
      Contributions paid by participants                     --                  --
      Interest cost                                       4,359               3,784
      Actuarial (gain) loss                               6,883               7,924
      Plan amendments (addition of joint
        venture employees)                                   --              43,502
      Benefits paid                                        (342)               (131)
                                                       --------            --------
      Benefit obligation at end of year                $ 74,465            $ 59,952
                                                       ========            ========
      CHANGE IN PLAN ASSETS
      Fair value of plan assets at beginning of year   $     --            $     --
      Actual return on plan assets                           --                  --
      Employer contributions                                342                 131
      Contributions paid by participants                     --                  --
      Benefits paid                                        (342)               (131)
                                                       --------            --------
      Fair value of plan assets at end of year         $     --            $     --
                                                       ========            ========

      Funded status of plan                            $(74,465)           $(59,952)

      Unrecognized prior service cost                    35,426              39,434
      Unrecognized actuarial loss                        14,311               7,428
                                                       --------            --------
      Net amount recognized                            $(24,728)           $(13,090)
                                                       ========            ========
      AMOUNTS RECOGNIZED IN THE CONSOLIDATED
        BALANCE SHEET
      Accrued benefit liability                         (24,728)            (13,090)
      Accumulated other comprehensive income                 --                  --
                                                       --------            --------
      Net amount recognized                            $(24,728)           $(13,090)
                                                       ========            ========

      The assumed discount rate used to determine the Venture's U.S. Postretirement Plan obligation was 6.25% for 2003 and 6.75% for 2002.

WESTERNGECO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands of dollars)

      If the assumed medical cost trend rate was increased by one percentage point, health care cost in 2003 would have been $10,085, and the accumulated postretirement benefit obligation would have been $94,445 on December 31, 2003.

      If the assumed medical cost trend rate was decreased by one percentage point, health care cost in 2003 would have been $6,371, and the accumulated postretirement benefit obligation would have been $59,170 on December 31, 2003.

12.   STOCK-BASED COMPENSATION AND OTHER EMPLOYEE BENEFITS

      In addition to the pension and other postretirement benefit plans, the Venture has other deferred benefit programs, primarily profit sharing. Expenses for these programs for 2003, 2002 and 2001 were $3,259, $8,300 and $21,790, respectively.

      The Venture's employees are eligible to participate in Schlumberger's employee discounted stock purchase plan under which an employee can choose each year to have up to 10 percent of their annual earnings withheld to purchase Schlumberger common stock. The purchase price of the stock is 85 percent of the lower of its beginning or end of the plan year market price. During the year ended December 31, 2003, Schlumberger recognized stock-based compensation expense of approximately $1,536 related to Venture employees' participation in the stock purchase plan. As a result, the Venture recognized stock-based compensation of $1,536 as selling, general and administrative expense during the year ended December 31, 2003. The expense was treated as a capital investment from Schlumberger and was allocated to Schlumberger's owners' net investment balance. Since Schlumberger did not record compensation expense for stock purchased by employees of the Venture under the stock purchase plan during the years ended December 31, 2002 and 2001, no compensation expense has been recorded in the Venture's combined financial statements for the years ended December 31, 2002 and 2001.

      The Venture's employees may be awarded options to purchase Schlumberger common stock on a periodic basis. In January and July 2003, Schlumberger granted options to purchase 9,000 and 184,250 shares of Schlumberger common stock, respectively, to Venture employees at exercise prices of $41.30 and $46.02 per share, respectively. In April 2002, 220,250 Schlumberger stock options were granted to Venture employees at an exercise price of $55.75. In January and October 2001, Schlumberger granted options to purchase 177,750 and 33,500 shares of Schlumberger common stock, respectively, to Venture employees at exercise prices of $77.06 and $46.25 per share, respectively. For all of the stock options granted, the exercise price equals the market price of Schlumberger common stock on the date of grant. Each option's maximum term is ten years, and options generally vest in 20 percent increments over five years. During the year ended December 31, 2003, Schlumberger recognized stock-based compensation expense of approximately $200 related to options to purchase Schlumberger common stock granted to Venture employees. As a result, the Venture recognized stock-based compensation of $200 as selling, general and administrative expense during the year ended December 31, 2003. The expense was treated as a capital investment from Schlumberger and was allocated to Schlumberger's owners' net investment balance. Since Schlumberger did not record compensation expense for any of the options granted to employees of the Venture during the years ended December 31, 2002 and 2001, no compensation expense has been recorded in the Venture's combined financial statements during these years.